PRESS RELEASE


                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACT: Joe Fernandes - Investor Relations       Jerri Fuller Dickseski - Media
         (757) 688-6400                           (757) 380-2341
         fernandes_j@nns.com                      dickseski_jf@nns.com



               NEWPORT NEWS SHIPBUILDING APPOINTS CHARLES S. REAM
              AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


NEWPORT NEWS, Va., September 18, 2000--Newport News Shipbuilding (NYSE:NNS) announced today the appointment of Charles (Chuck) S. Ream as senior vice president and chief financial officer.

Ream has been with Raytheon Company since 1997, most recently serving as senior vice president, Strategic Initiatives, and previously as senior vice president, Finance, for Raytheon Systems Company. Prior to the Raytheon Hughes merger, he spent six years with Hughes Electronics, first as group vice president, Finance and Administration, Systems Sector, and finally as senior vice president and chief financial officer of Hughes Aircraft Company.

His responsibilities at Newport News Shipbuilding will include corporate strategy, mergers and acquisitions, investor relations, treasury, accounting and control, cost management, cost engineering, contracts and audit.

"We are very enthusiastic about bringing Chuck on board, " said NNS Chairman and CEO Bill Fricks. "With his strong experience in the defense marketplace, investment community, financial management and corporate strategy, he will be a significant asset to us as we continue to strengthen our business going forward."

REAM -- 2

Ream has more than 30 years of professional experience. He began his career with the accounting firm of Haskins & Sells where he became a partner in 1978. He then served as a financial executive from 1979 to 1986 with the Baker Drilling Equipment Company, before returning to Deloitte, Haskins & Sells as partner-in-charge, Pacific South Region, Management Consulting Services.

Ream received his bachelor's degree in accounting and a master of accountancy degree from the University of Arizona. He became a Certified Public Accountant in 1969.

Ream's appointment as senior vice president and chief financial officer of Newport News Shipbuilding is effective October 2.


Newport News Shipbuilding designs and constructs nuclear-powered aircraft carriers and submarines for the U.S. Navy and provides life-cycle services for ships in the Navy fleet. The company employs nearly 17,000 people and has annual revenues of approximately $2 billion. Visit NNS on the Web at www.nns.com.


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